Exhibit 3.1
AMENDED AND RESTATED
CENTENE CORPORATION
CERTIFICATE OF INCORPORATION

Centene Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

(1)The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 26, 2001.

(2)This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation and has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation shall become effective on the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

(3)The text of the Certificate of Incorporation is hereby restated and further amended to read as set forth below.

FIRST: The name of the Corporation is Centene Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 810,000,000 shares of capital stock, consisting of (i) 800,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

(b)(A) A total of 39,000,000 shares of Common Stock shall be known and designated as Series A Common Stock (“Series A Common Stock”). A total of 1,000,000 shares of Common Stock shall be known and designated as Series B Common Stock (“Series B Common Stock”). The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(1)General. The Series A Common Stock and the Series B Common Stock shall have identical designations, preferences and relative, participating, optional or other special rights except that the holders of Series B Common Stock shall not be entitled to vote (except as otherwise required by law) but shall be entitled to notice of all meetings of shareholders. The holders of Series A Common Stock shall be entitled to one vote for each share of Series A Common Stock held with respect to all matters submitted to vote or written consent of stockholders. The holders of shares of Series A Common Stock shall not have cumulative voting rights.

(2)Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Series A Common Stock and Series B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3)Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Series A Common Stock and Series B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

(4)Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Series A Common Stock and Series B Common Stock shall be entitled to receive the same per share consideration on a per share basis.

(5)No Preemptive or Subscription Rights. No holder of shares of Series A Common Stock and Series B Common Stock shall be entitled to preemptive or subscription rights.

(B) The Series A Common Stock and the Series B Common Stock shall automatically be converted into shares of Common Stock immediately upon the closing of a public offering pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, covering the Corporation’s Common Stock in a firm-commitment, underwritten public offering by a nationally recognized investment banking firm with aggregate net cash proceeds to the Corporation (after deducting underwriters’ discounts and expenses), at the public offering price, of at least $10 million and an equivalent public offering price per share of Common Stock (as such shares of such stock are presently constituted) of at least $1.33. Thereafter, the Corporation shall have only one class of Common Stock which shall have the same powers, preferences and rights, and the same qualifications, limitations and restrictions as the Series A Common Stock immediately prior to such conversion.

(c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors, within any limitations as may be fixed by the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.

(c) The term of office of all directors serving as of the effective date of this Certificate of Incorporation shall expire at the 2023 annual of meeting of stockholders. Each person elected as a director, whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. In each case, each director shall hold office until such director’s successor shall is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office.

(d) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office; provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

(e)    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: The name and mailing address of the incorporator is John L. Gillis, Jr., One Metropolitan Square, St. Louis, Missouri 63102-2740.

NINTH: Reserved.

TENTH:

(a) All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders (a “Corporate Action”) may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the Corporate Action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such Corporate Action at a meeting at which all shares entitled to vote thereon were present and voted, in each case, in accordance with the GCL and this Certificate of Incorporation (such written consent or consents, a “Written Consent”); provided, however, that that no Corporate Action by Written Consent may be taken except in accordance with the provisions of this Article TENTH and applicable law.

(b) The record date for determining stockholders entitled to effect a Corporate Action by Written Consent shall be as fixed by the Board of Directors or as otherwise established under this Article TENTH. Any stockholder seeking to have the stockholders take a Corporate Action by Written Consent shall request that a record date be fixed for such purpose by written notice addressed and delivered to the secretary of the Corporation and signed by a stockholder or stockholders holding ten percent (10%) or more of the voting power of the shares of capital stock entitled to vote on such Corporate Action. The written notice must contain the information set forth in paragraph (c) of this Article TENTH. Following delivery of the notice, the Board of Directors shall, by the later of (i) ten (10) days after delivery of a valid request to set a record date and (ii) five (5) days after delivery of any information requested by the Corporation to determine the validity of the request for a record date or to determine whether the Corporate Action to which the request relates may be taken by Written Consent pursuant to this Article TENTH, determine the validity of the request and whether the request relates to a Corporate Action that may be taken by a Written Consent pursuant to this Article TENTH and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Board of Directors determines that such request is valid and relates to a Corporate Action that may be taken by a Written Consent pursuant to this Article TENTH or if no such determination shall have been made by the date required by this Article TENTH, and in either event no record date has been fixed by the Board of Directors, the record date shall be the first date on which a signed Consent (as defined in paragraph (f) of this Article TENTH) relating to the proposed Corporate Action is delivered to the Corporation in accordance with paragraph (g) of this Article TENTH; provided that, if prior action by the Board of Directors is required under the provisions of the GCL, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) Any notice required by paragraph (b) of this Article TENTH (i) must describe the Corporate Action proposed to be taken by Written Consent and (iii) must contain (A) such information and representations, to the extent applicable, then required by Article II Section 7, Article III, Section 2 or any other applicable sections of the Corporation’s By-Laws as though such stockholder was intending to make a nomination or to bring any other matter before a meeting of stockholders and (b) the text of the proposal(s) (including the text of any resolutions to be adopted by Written Consent and the language of any proposed amendment to the By-Laws of the Corporation). The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation to determine the validity of the request for a record date and to determine whether the request relates to a Corporate Action that may be taken by Written Consent under this Article TENTH. In connection with any Corporate Action proposed to be taken by Written Consent in accordance with this Article TENTH, the stockholders seeking such Corporate Action by Written Consent shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, as required by Article II Section 7, Article III, Section 2 or any other applicable section of the Corporation’s By-Laws

(d) Stockholders are not permitted to take a Corporate Action by Written Consent if:

    (i) such Corporate Action relates to an item of business that is not a proper subject for stockholder action under applicable law;

    (ii) the request for a record date for such Corporate Action by Written Consent is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders;

    (iii) an annual or special meeting of stockholders that included an item of business substantially the same as, or substantially similar to, such Corporate Action (a “Similar Item”) was held not more than one hundred twenty (120) days before such request for a record date was received by the secretary of the Corporation;

    (iv) a Similar Item is to be included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that is to be called within forty (40) days after the request for a record date is received and held as soon as reasonably practicable thereafter; or

    (v) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable law.

For purposes of this paragraph (d), the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

The Board of Directors shall determine in good faith whether a record date is required to be set under the provisions of this Article TENTH.

(e) Stockholders may take a Corporate Action by Written Consent only if consents are solicited by the stockholder or group of stockholders seeking to take such Corporate Action by Written Consent from all holders of capital stock of the Corporation entitled to vote on such Corporate Action pursuant to a consent solicitation conducted pursuant to Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a‑2(b)(2) of the Exchange Act and in accordance with this Article TENTH and applicable law.

(f) Every written consent purporting to take or authorize the taking of Corporate Action by Written Consent (each such written consent, a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the such Corporate Action unless, within sixty (60) days of the earliest dated Consent delivered to the Corporation in the manner required by paragraph (g) of this Article TENTH and not later than one hundred twenty (120) days after the record date, Consents signed by a sufficient number of stockholders to take such Corporate Action are so delivered to the secretary of the Corporation.

(g) No Consents may be dated or delivered to the Corporation until fifty (50) days after the record date. Consents must be delivered to the Corporation by delivery to the Corporation’s secretary at the Corporation’s principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe‑keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the Corporate Action to be taken by Written Consent as the secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the Corporate Action specified in such Consents have delivered Consent thereto; provided, however, that if the Corporate Action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate one (1) person, who shall not be members of the Board of Directors, to serve as inspector (“Inspector”) with respect to such Consents and such Inspector shall discharge the functions of the secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, under this Article TENTH. If, after such investigation, the secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspector, as the case may be, shall determine that the Corporate Action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspector, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(h) If the Board of Directors shall determine that any request to fix a record date or to take a Corporate Action by Written Consent was not properly made in accordance with, or relates to a Corporate Action that may not be taken by Written Consent pursuant to, this Article TENTH, or the stockholder or stockholders seeking to take such Corporate Action do not otherwise comply with this Article TENTH, then the Board of Directors shall not be required to fix a record date and any such purported Corporate Action by Written Consent shall be null and void to the fullest extent permitted by applicable law. No Corporate Action by Written Consent shall be effective until such date as the secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspector, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (g) of this Article TENTH represent not less than the minimum number of votes that would be necessary to authorize or take such Corporate Action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted, in each case, in accordance with the GCL and this Certificate of Incorporation.

(i) Nothing contained in this Article TENTH shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspector, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(j) Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article TENTH shall apply to any solicitation of any Corporate Action by Written Consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit any Corporate Action by Written Consent in accordance with applicable law.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, in addition to any other vote that may be required by law, the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors shall be required to include any provisions in this Certificate of Incorporation requiring, for any corporate action, the vote of a larger portion of the voting power of the shares of Common Stock, other securities of the Corporation, or of any other class or series thereof, than is required by the GCL.

* * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Centene Corporation has been duly executed by the officer below this 27th day of September, 2022.

By:	/s/ Christopher A. Koster
Name:	Christopher A. Koster
Title:	Executive Vice President, Secretary and General Counsel